Exhibit 10.3

SUPPORT AGREEMENT

This SUPPORT AGREEMENT is made as of September 5, 2022 (this “Agreement”) by and between ADT Inc., a Delaware corporation (the “Company”), and Google LLC, a Delaware limited liability company (the “Stockholder”).

WHEREAS, on July 31, 2020, the Company entered into that certain Securities Purchase Agreement with the Stockholder pursuant to which the Company issued and sold to the Stockholder 54,744,525 shares of Class B common stock, par value $0.01 per share, of the Company (“Class B Common Stock” and, any shares of Class B Common Stock beneficially owned by the Stockholder, together with the shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), issuable upon the conversion of such shares of Class B Common Stock, the “Subject Shares”);

WHEREAS, contemporaneously with the execution of this Agreement, the Company and State Farm Fire & Casualty Company, an Illinois stock insurance company (the “Investor”), are entering into that certain Securities Purchase Agreement dated as of the date hereof (as it may be amended from time to time, the “Purchase Agreement”), which provides, among other things, (a) for the Company to issue, sell and deliver to the Investor, and the Investor to purchase and acquire from the Company, 133,333,333 shares of Common Stock (the “Issued Shares”) at a price of $9.00 per share (the “Purchase Price”) and (b) for the Company to commence a cash tender offer on the terms and conditions to be set forth in the Offer to Purchase (the “Offer”) to acquire up to a number of shares equal to the number of Issued Shares at a price per share equal to the Purchase Price;

WHEREAS, as a condition and material inducement to the willingness of the Company to enter into the Purchase Agreement, the Stockholder (solely in the Stockholder’s capacity as the holder of the Subject Shares), has agreed to enter into this Agreement; and

WHEREAS, capitalized terms in this Agreement and not defined have the meanings given to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1. Agreement Not to Tender. The Stockholder agrees that it shall not, without the prior written consent of the Company, directly or indirectly, tender the Subject Shares into the Offer, in any manner, or enter into any agreement, arrangement or understanding that results in the Subject Shares being tendered into the Offer. In furtherance of this Agreement, concurrently herewith, the Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to any Subject Shares attempted to be tendered into the Offer.

SECTION 2. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions as may be reasonably necessary to carry out all of the provisions hereof, including all of the parties’ obligations under this Agreement.

SECTION 3. Termination.

(a) This Agreement shall terminate automatically as of the earliest to occur of: (i) the termination of the Purchase Agreement in accordance with its terms; (ii) the consummation of the Offer; and (iii) the mutual written consent of the parties hereto.

(b) Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 3 shall relieve any party from liability for willful and material breach of this Agreement prior to termination hereof and (ii) Section 3, Section 4 and Section 6 hereof shall survive the termination of this Agreement.

SECTION 4. Expenses. All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

SECTION 5. Public Disclosure. The Stockholder hereby: (a) consents to and authorizes the publication and disclosure by the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Offer or any other transaction contemplated by the Purchase Agreement) of (i) the Stockholder’s identity, (ii) the Stockholder’s ownership of the Subject Shares, (iii) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, including with respect to the Stockholder’s commitment not to tender the Subject Shares in the Offer (including filing this Agreement as an exhibit to any publicly filed documents relating to the Offer or any other transaction contemplated by the Purchase Agreement), (iv) information relating to the Stockholder in any previously publicly filed documents of the Company that is incorporated by reference into any SEC disclosure document relating to the Offer or any other transaction contemplated by the Purchase Agreement, (v) the disclosures set forth on Exhibit A and (vi) with the prior written consent of the Stockholder (such consent not to be unreasonably withheld, delayed or conditioned), any further information relating to the Stockholder that the Company determines to be necessary in any SEC disclosure document relating to the Offer (provided that such consent shall not be required for information that is materially consistent with the information consented to pursuant to clauses (i) through (v)); and (b) agrees as promptly as practicable to notify the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

SECTION 6. Miscellaneous.

(a) Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may not be amended or supplemented in any and all respects without the written consent of the parties hereto.

(b) Extension of Time, Waiver, Etc. The parties hereto may, subject to applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party or (b) waive compliance by the other party with any of the agreements contained herein applicable to such party. Notwithstanding the foregoing, no failure or delay by the Company or the Stockholder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(c) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto.

(d) Counterparts. This Agreement may be executed in one or more counterparts (including by electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto (including by electronic signature) and delivered to the other parties hereto (including electronically, e.g., in PDF format).

(e) Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder; provided that Section 6(l) shall be for the benefit of, and enforceable by, each of the Related Parties.

(f) Governing Law; Jurisdiction.

(i) This Agreement and all matters, claims or Actions (whether at law, in equity, in Contract, in tort or otherwise) based upon, arising out of or relating to this Agreement, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(ii) All Actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 6(f) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 6(i). The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(g) Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement, and that time is of the essence. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (in the courts described in Section 6(f) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement) and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the parties hereto would not have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6(g) shall not be required to provide any bond or other security in connection with any such order or injunction.

(h) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6(h).

(i) Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)	If to the Company, to:

ADT Inc.

1501 Yamato Road

Boca Raton, Florida 33431

Attention: Chief Legal Officer

Email: DSmail@adt.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention: Robert I. Townsend, III

O. Keith Hallam, III

Sanjay Murti

Email: RTownsend@cravath.com

KHallam@cravath.com

SMurti@cravath.com

(b)	If to the Stockholder, to:

Google LLC

1600 Amphitheatre Parkway

Mountain View, CA 94043

Attention: Tim Harrington

Email: investments-notice@google.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati P.C.

701 Fifth Avenue, Suite 5100

Seattle, WA 98104

Attention: Michael Nordtvedt

Email: mnordtvedt@wsgr.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

(j) Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

(k) Interpretation.

(i) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless if otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(ii) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(l) Non-Recourse. Each party hereto agrees, on behalf of itself and its Affiliates, that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to: (i) this Agreement or the transactions contemplated hereby, (ii) the negotiation, execution or performance of this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (iii) any breach or violation of this Agreement or any other agreement referenced herein, and (iv) any failure of the transactions contemplated hereby or under any other agreement referenced herein to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement or, in the case of the other agreements referenced herein, the persons that are expressly named as parties thereof, and, in accordance with, and subject to the terms and conditions of, this Agreement or such other agreement referenced herein, as applicable. In furtherance and not in limitation of the foregoing, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates, that no recourse under this Agreement or in connection with any of the transactions contemplated hereby shall be sought or had against any other Person, and no other Person shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in clauses (i) through (iv) of the immediately preceding sentence, it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in clauses (i) through (iv) of the immediately preceding sentence. Notwithstanding anything to the contrary herein or otherwise, except as contemplated in the proviso of the first sentence of this Section 6(l), with respect to each party hereto, no past, present or future director, manager, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or Representative or Affiliate of such named party (the “Related Parties”) shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement or the transactions contemplated hereby, or the valid termination or abandonment of any of the foregoing.

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IN WITNESS WHEREOF, the Company and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

COMPANY

ADT INC.

By:	/s/ James D. DeVries
Name: James D. DeVries
Title: President and Chief Executive Officer

STOCKHOLDER

GOOGLE LLC

By:	/s/ Tim Reusing
Name: Tim Reusing
Title: Director, Legal/Authorized Signatory

Signature Page to Support Agreement

EXHIBIT A

1.

The Offer will be fully subscribed as a result of the Apollo Stockholder Commitment (as defined herein), and no shares of Class B Common Stock will be tendered or purchased in the Offer as a result of the Google Commitment (as defined herein).

2.	There is no established public trading market for shares of Class B Common Stock, and Google (as defined herein) is the only stockholder of record of such Shares.

3.

Furthermore, in connection with the Strategic Investment, the Company also entered into the Google Support Agreement with Google (each, as defined herein), pursuant to which Google has agreed to not, without the prior written consent of the Company, directly or indirectly, tender its shares of Class B Common Stock (and any shares of Common Stock issuable upon the conversion of such shares of Class B Common Stock) (collectively, the “Google Shares”) in the Offer, in any manner, or enter into any agreement, arrangement or understanding that results in the Google Shares being tendered in the Offer (the “Google Commitment”). [...] Separately, pursuant to the Google Commercial Agreement Amendment (as defined herein) Google has agreed to commit an additional $150 million in further success funds in connection with its existing partnership with the Company, which will be funded in three equal tranches and be subject to the attainment of certain milestones, to expand access for more customers to smart home innovation and technologies via new sales programs, and other related activities.

4.

In addition, concurrently with the execution of the Securities Purchase Agreement, Google LLC (“Google”) delivered to the Company a Support Agreement (the “Google Support Agreement”) relating to the Google Commitment, under which Google has agreed to not, without the prior written consent of the Company, directly or indirectly, tender the Google Shares in the Offer, in any manner, or enter into any agreement, arrangement or understanding that results in the Google Shares being tendered in the Offer.

5.

Separately, on August 31, 2022, ADT LLC and Google entered into an amendment (the “Google Commercial Agreement Amendment”) to the Commercial Agreement (as defined herein) pursuant to which Google has agreed to commit an additional $150 million in further success funds in connection with its existing partnership with the Company, which will be funded in three equal tranches and be subject to the attainment of certain milestones, to expand access for more customers to smart home innovation and technologies via new sales programs, and other related activities.

6.

The Company cautions that these statements are subject to risks and uncertainties, many of which are outside of the Company’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, factors relating to: [...] our ability to successfully utilize the incremental funding received from Google;

7.	During September 2020, we sold and issued 55 million shares of Class B Common Stock to Google for $450 million.

8.	Google Investor Rights Agreement

During September 2020, we issued and sold 54,744,525 shares of Class B Common Stock for an aggregate purchase price of $450 million to Google in a private placement (the “Google Private Placement”) pursuant to a securities purchase agreement dated July 31, 2020 (the “Google Securities Purchase Agreement”). As of the date of closing of such transaction, Google held approximately 6.6% of the issued and outstanding shares of our Common Stock on an as-converted basis. Google is the only stockholder of record of shares of our Class B Common Stock.

In connection with the Google Private Placement, the Company and Google entered into an Investor Rights Agreement (as amended from time to time, the “Google Investor Rights Agreement”). Pursuant to the Google Investor Rights Agreement, Google agreed to be bound by customary transfer restrictions and drag-along rights, and be afforded customary registration rights with respect to shares of Class B Common Stock held directly by Google. Under the terms of the Google Investor Rights Agreement, Google is prohibited, subject to certain exceptions, from transferring any shares of Class B Common Stock or any shares of Common Stock issuable upon conversion of the Class B Common Stock beneficially owned by Google until the earlier of (i) the three-year anniversary of issuance, (ii) the date on which the Master Supply, Distribution and Marketing Agreement entered into between the Company and Google (the “Commercial Agreement”) has been terminated under certain specified circumstances, and (iii) September 30, 2022 if the Company breaches certain of its obligations under the Commercial Agreement. On August 31, 2022, ADT LLC and Google entered into the Google Commercial Agreement Amendment pursuant to which Google has agreed to commit an additional $150 million in further success funds in connection with its existing partnership with the Company, which will be funded in three equal tranches and be subject to the attainment of certain milestones, to expand access for more customers to smart home innovation and technologies via new sales programs, and other related activities.